EXHIBIT C-5

39TH GENERAL ELECTION

Preliminary Results

National

Party	Party Standing	%	Popular Vote

AACEV Party of Canada	0	0.0	72

Bloc Québécois	51	16.6	1,552,043

Canadian Action	0	0.0	6,201

Christian Heritage Party	0	0.0	28,279

Communist	0	0.0	3,127

Conservative	124	40.3	5,370,903

FPNP	0	0.0	1,340

Green Party	0	0.0	665,940

Independent	1	0.3	77,438

Liberal	103	33.4	4,477,217

Libertarian	0	0.0	3,003

Marijuana Party	0	0.0	9,275

Marxist-Leninist	0	0.0	9,289

N.D.P.	29	9.4	2,590,808

No Affiliation	0	0.0	5,205

PC Party	0	0.0	14,446

WBP	0	0.0	1,094

Total number of valid votes:			14,815,680

Polls reporting: 66,151/66,171	Voter turnout: 14,815,680 of 22,812,683 registered electors (64.9%)

The number of registered electors shown in this table does not include electors who registered on election day.